Exhibit 10(a)

                              PHOENIX EQUITY TRUST

                                  (the "Fund")

                                 CLASS A SHARES
          AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940


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                              PHOENIX EQUITY TRUST

                                  (the "Fund")

                                 CLASS A SHARES
          AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

1.       Introduction
         ------------

         The Fund, on behalf of its series listed in Appendix A, as may be amended from time to time, and Phoenix Equity Planning Corporation (the "Distributor"), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor acts as principal underwriter of each series and class of shares of the Fund for sale to the permissible purchasers. The Trustees of the Fund have determined to adopt this amended and restated Distribution Plan (the "Plan"), in accordance with the requirements of Rule 12b-1 of the Investment Company Act of 1940, as amended (the "Act") with respect to Class A shares of the Fund and have determined that there is a reasonable likelihood that the Plan will benefit the Fund and its Class A shareholders.

2.       Rule 12b-1 Fees
         ---------------

         The Fund shall pay to the Distributor, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of any series of the Fund's Class A shares, as compensation for the Distributor's services as distributor of Class A Shares in connection with any activities or expenses primarily intended to result in the sale of the Class A Shares. Expenses may include, but are not limited to, payment of compensation, including incentive compensation to securities dealers and financial institutions and organizations to obtain various distribution related and/or shareholder services for the investors in the Class A Shares or investors in a series of Phoenix PHOLIOs(SM) which in turn invests in the Class A shares; payment of compensation to and expenses of personnel of the Distributor who support the distribution of the Class A Shares; expenses related to the cost of financing or providing such financing from the Distributor's or an affiliate's resources in connection with the Distributor's payment of such distribution expenses and the payment of other direct distribution costs such as the cost of sales literature, advertising and prospectuses. Shareholder services include, but are not limited to, transmitting prospectuses, statements of additional information, shareholder reports, proxy statements and other materials to shareholders; providing educational materials; providing facilities to answer questions about the Funds; receiving and answering correspondence; assisting shareholders in completing application forms and selecting dividend and other account options and providing such other information and services as the Distributor or Fund may reasonable request.

3.       Reports
         -------

         At least quarterly in each year this Plan remains in effect, the Fund's Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or


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payable by the Fund, shall prepare and furnish to the Trustees of the Fund for their review, and the Trustees shall review, a written report complying with the requirements of Rule 12b-1 under the Act regarding the amounts expended under this Plan and the purposes for which such expenditures were made.

4.       Required Approval
         -----------------

         This plan shall not take effect until it, together with any related agreement, has been approved by a vote of at least a majority of the Fund's Trustees as well as a vote of at least a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any related agreement (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or any related agreement and this Plan.

5.       Term
         ----

         This Plan shall remain in effect for one year from the date of its adoption and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees of the Fund as well as a majority of the Disinterested Trustees. This Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Fund and (b) all material amendments to this Plan must be approved by a majority vote of the Trustees of the Fund and of the Disinterested Trustees cast in person at a meeting called for the purpose of such vote.

6.       Selection of Disinterested Trustees
         -----------------------------------

         While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Disinterested Trustees then in office.

7.       Related Agreements
         ------------------

         Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Fund on not more than 60 days' written notice to the other party to the agreement and (b) such agreement shall terminate automatically in the event of its assignment.

8.       Termination

        This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Fund. In the event this Plan is terminated or otherwise discontinued, no further payments hereunder will be made hereunder.


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9.       Records
         -------

         The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees of the Fund, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

10.      Non-Recourse
         ------------

         A copy of the Fund's Declaration of Trust (the "Declaration of Trust") is on file in the office of the Secretary of the State of Delaware. The Declaration of Trust refers to the Trustees collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, nor may any resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund but the Fund property only shall be liable.

Amended and Restated March 1, 2007


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                                   APPENDIX A


Phoenix Mid-Cap Value Fund
Phoenix Pathfinder Fund
Phoenix Worldwide Strategies Fund





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